                                                               Exhibit 10.29
                                                               -------------
June 6, 2000


Steve Yount
400 142/nd/ Place NE
Bellevue, WA 98007

Dear Steve:

Concur Technologies, Inc. ("Concur" or the "Company") is pleased to offer you the position of Chief Financial Officer, reporting to Steve Singh, Chairman and Chief Executive Officer. Compensation for this position is $16,666.67 per month.

You will be eligible to earn, on an annual basis (based on our Fiscal year), up to an additional $100,000.00 in compensation, based on an individual incentive plan. For FY00, from October 1, 1999 through September 30, 2000, this bonus will be based on a "to be determined" performance metric. We will solidify the details of your individual plan within 30 days of your start date.

If you accept our offer, you will be granted an option to purchase 300,000 shares of Common Stock. This option will vest with respect to one-fourth (25%) of the shares after one year, with the balance vesting in equal monthly increments over the succeeding three years. Based on your acceptance of the terms of this offer, the per share price of your options will be set as the closing price of the Company's Common Stock, as reported at the end of the trading day, on your first full day of employment with Concur. The vesting of this option will be fully accelerated in the event there is a change in control of Concur Technologies, Inc.

Attached is a summary of benefits Concur makes available to employees in positions similar to the one offered to you. Medical and Dental coverage is effective immediately upon your start of work with the Company. Our 401(k) Plan and Employee Stock Purchase Plan (ESPP) have enrollment dates throughout the year. The details of our plans and enrollment information will be covered on or shortly after your start date.

We ask that you complete the enclosed Employee Confidential Information and Inventions Agreement (the "Confidentiality Agreement") prior to commencing employment. In part, the Agreement requires that an employee refrain from using or disclosing the Company's Confidential Information (as defined in the Confidentiality Agreement) in any manner which might be detrimental to or conflict with the business interests of Concur or its employees.

                                                                    Steve Yount
                                                                    June 6, 2000
                                                                    Page 2


This agreement does not prevent a former employee from using his or her general knowledge and experience, no matter when or how gained, in any new field or position.

This letter and the Confidentiality Agreement represent a formal statement concerning the terms of your proposed employment and constitute a formal offer of employment to you. As such, these documents supersede and merge any earlier proposal or prior arrangement, whether oral or written, between you and the Company, and any other communications between you and the Company regarding your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the compensation and benefits paid to you and its other employees. In addition, this offer is conditioned upon your confirmation that there are no non-competition agreements or other contracts between you and any other party that would restrict or impair your right or ability to accept employment with or to work for the Company, and that your acceptance of our offer will not violate any obligation you have to any former employer or any other party not to disclose or use confidential or proprietary information.

Under Washington State law, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right.

It is anticipated that your start date will be on June 26, 2000. Should you have any questions with regard to any of the items indicated above, please feel free to call me. Your acceptance of this offer may be made by:

     . Signing this original letter and the Confidentiality Agreement (in their entirety) and faxing them to this office at (425) 702-0674 by 3:00 p.m. on June 8, 2000.

     . The signed originals must be received by Concur prior to your start date. A stamped, self-addressed envelope is enclosed for your convenience.

You will need to provide employment eligibility verification within three days of your start date. The U.S. Immigration and Naturalization Service law passed in 1986 requires this. Please bring identification with you on your first day so that we may complete the I-9 form during orientation.

                                                                    Steve Yount
                                                                    June 6, 2000
                                                                    Page 3


Steve, we hope that you and Concur will find mutual satisfaction with your employment. All of us at Concur are very excited about your joining our team and look forward to a beneficial and fruitful relationship.

Sincerely,



/s/ Steve Singh
--------------------------------------------
Steve Singh
Chairman and Chief Executive Officer


ACCEPTED BY:

/s/ Steve Yount
------------------------------------------------     ______________________
Steve Yount                                          Date


Start date:  _________________________